EXHIBIT 99.01

SRAX REPORTS NET INCOME OF $8.7 MILLION FOR FULL YEAR 2018

LOS ANGELES, April 17, 2019 - Social Reality, Inc. (Nasdaq: SRAX), a digital marketing and consumer data management and distribution technology platform company, reported results for the three months and year ended December 31, 2018.

“To build for long-term growth, in 2018, we focused on enhancing our sales and technology infrastructures while maintaining healthy margins,” stated SRAX's CEO and Chairman Christopher Miglino. “In fact, we improved gross margin from 62% to 76% from the third quarter to the fourth quarter of 2018 and from 60% to 68% from 2017 to 2018. We also reported 2018 net income of $8.7 million.”

“To position us for growth in 2019, we have increased sales people from six in January 2018 to 30 today. The majority of the team was onboarded in late in 2018, and we are seeing their contribution already. We expect their efforts to impact revenue with greater magnitude in the latter half of 2019. Also, we expanded our engineering talent and leadership, which has enhanced our technology capabilities for BIGtoken and our verticals.”

“Regarding BIGtoken, our digital data exchange, we recently passed 15,000,000 registered users driven by community members who are beginning to realize the value of their data and are inviting their friends and family to share in the experience. Now the BIG platform has reached the critical mass necessary to enter the monetization phase. We will continue to enhance the platform with initiatives like our recently unveiled banking integration. We also advanced our verticals. We finished incorporating Autoboost within SRAX Social, made some key hires in SRAX Shopper and launched our new investor vertical, SRAX IR.”

“With our improved infrastructure, we are better positioned today than ever before. Overall, our actions in 2018 set a foundation for growth, and we expect 2019 revenue to be between $20 million and $25 million with gross margins between 45% and 55%,” concluded Miglino.

Fourth Quarter 2018 Financial Results

Fourth quarter 2017 and full year 2017 results include operations from SRAXmd and Reach, which were sold or discontinued, respectively.

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Gross revenue was $1.1 million. This compares to $6.5 million, including $5.3 million of revenue from SRAXmd and Reach in the fourth quarter of 2017.

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Gross margin was 76%, compared to 62% in the third quarter of 2018 and 85% in the fourth quarter of 2017, which included the high margin SRAXmd business.

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Operating expenses were $4.1 million, compared to $5.6 million, which included $1.9 million in SRAXmd costs, in the fourth quarter of 2017.

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Net loss was $9.5 million, or $0.94 per common share, compared to a net income of $178,000, or $0.02 per common share, in the fourth quarter of 2017.

Full Year 2018 Financial Results

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Gross revenue was $9.9 million, including revenue from SRAXmd of $6.3 million and from Reach of $567,000. This compares to 2017 gross revenue of $23.3 million, including $11.1 million from SRAXmd and $7.9 million from Reach.

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Gross margin was 68%, up from 60% in 2017, reflecting the shift in product mix from lower margin products, including Reach, to higher margin business.

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Net income was $8.7 million, or $0.86 per common share, compared to a net loss of $13.0 million, or $1.58 per common share, in 2017.

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Adjusted EBITDA loss was $8.8 million, which included $3.2 million dollars attributable to discontinued products. This compares to 2017 Adjusted EBITDA loss of $382,000, which included $5.0 million attributable to discontinued products.

Balance Sheet at December 31, 2018

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Cash and cash equivalents were $2.8 million at December 31, 2018, compared to $1.0 million at December 31, 2017.

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The company was debt free at December 31, 2018, compared to $6.8 million of secured convertible debentures at December 31, 2017, at face value.

On April 16, 2019, the company filed its SEC Form 10-K, which was held up until the calculations and financials statement adjustments were finalized to restate certain warrants and derivatives as liabilities from equity.  In 2017, the company had moved certain warrants from liabilities to equity due to an early adoption of an accounting standard update (ASU 2017 – 11) that allowed equity reporting for certain warrants with exercise price reset provisions.  During the preparation of the financial statements for 2018, the company had determined that many warrants have additional provisions that preclude equity classification; specifically, provisions that allow the holder to force cash redemption if the company changes control or is sold. The warrants are carried on the  balance sheet at fair value with changes in fair value from one period to the next being recorded within income (loss).

2019 Guidance

For 2019, the company reiterates full year revenue guidance to be between $20 million and
$25 million with gross margins between 45% and 55%.

Recent Highlights

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BIGtoken, the first digital exchange of transparent and verified consumer data:

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Moved to general availability.  Consumers participate in BIG by entering through BIGtoken, a gamified and simplified app enabling consumers to own, verify, and sell access to their data.

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Integrated mobile banking applications from some of the largest banks in the United States.

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Partnered with The Black Jaguar-White Tiger Foundation (BJWT) to generate donations to the foundation through the use of the BIGtoken platform.

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Attracted more than 15,000,000 registered users as of April 15, 2019.

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Verticals:

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Launched SRAX IR, a new investor relations software as a service (SaaS) platform that analyzes stock buyer behavior and trends for issuers of publicly traded companies.

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Hired shopper marketing industry veterans Eleanor Pirtle, who worked for Walmart for 12 years, and Gina Gates, who worked for Procter & Gamble to drive the SRAX Shopper vertical strategy.

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Launched SRAX Social Auto Boost, enabling marketers to automatically trigger campaigns in their social media communities.

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Corporate:

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Appointed Chief Financial Officer Michael Malone, who previously served as the VP of Finance for Westwood One, LLC, the largest audio broadcast network in America.

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Redeemed $6.5 million of all of the company's 12.5% Senior Secured Convertible Debentures due April 21, 2020.

Conference Call Webcast

Management held a conference call on April 1st, 2019. Investors can access the call and accompanying by visiting www.srax.com/investors.

Non-GAAP Measures

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles in the United States (GAAP), we use the following non-GAAP financial measures: Adjusted net income (loss) and Adjusted EBITDA The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In addition, these measures may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP financial measures. We believe these non-GAAP financial measures provide investors with useful supplemental information about the financial performance of our business, enable comparison of financial results between periods where certain items may vary independent of business performance, and allow for greater transparency with respect to key metrics used by management in operating our business. For more information on our non-GAAP financial measures and a reconciliation of GAAP to non-GAAP measures, please see the "Reconciliation of GAAP to Non-GAAP Results" table in this press release.

Adjusted net income (loss) is defined as net income (loss) less non-cash equity-based compensation and the accretion of warrants.

Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, changes in the fair-value of derivative and warrant liabilities and certain additional one-time charges.

About SRAX

Social Reality, Inc. (SRAX) is a digital marketing and consumer data management technology company. SRAX's technology delivers the tools to unlock data to reveal brands core consumers and their characteristics across marketing channels. Through its blockchain identification graph technology platform, BIGtoken, SRAX has developed a consumer-managed data marketplace where people can own, verify and sell access to their data thereby providing everyone in the Internet ecosystem choice, transparency, and compensation. SRAX's technology and tools deliver a digital competitive advantage for brands in the CPG, automotive, sports and lifestyle verticals by integrating all aspects of the advertising experience, including verified consumer participation, into one platform. For more information on SRAX, visit www.srax.com.

Safe Harbor Statement

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "anticipate," "plan," "will," "intend," "believe" or "expect'" or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to expectations of our ability to increase our revenues, satisfy our obligations as they become due, report profitable operations and other risks and uncertainties as set forth in our Annual Report on Form 10-K for the year ended December 31, 2018, and our subsequent Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of Social Reality and are difficult to predict. Social Reality undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:

Kirsten Chapman/Mary Magnani, LHA Investor Relations, +1 415 433 3777, srax@lhai.com

Social Reality, Inc.

CONDENSED CONSOLIDATED STATEMENT OF INCOME (LOSS)

 (Unaudited)

	Three Months Ended December 31,		Year ended December 31,
	2018	2017 As Restated	2018	2017 As Restated
Revenue	$1,057,016	$6,487,265	$9,880,608	$23,348,714
Costs of revenue	254,741	950,647	3,156,920	9,328,893
Gross Profit	802,275	5,536,618	6,723,688	14,019,821
Expenses:
General, selling and administrative	4,100,238	5,603,335	18,442,839	17,016,789
Write-off of non-compete agreement	—	—	—	468,750
Restructuring costs	—	—	—	377,961
Total expense	4,100,238	5,603,335	18,442,839	17,863,500
Loss from operations	(3,297,963)	(66,717)	(11,719,151)	(3,843,679)
Interest and other income (expense), net	(6,203,267)	244,792	20,656,288	(9,251,092)
Income before provision for income taxes	(9,501,230)	178,075	8,937,137	(13,094,771)
Provision for income taxes	—	—	—	—
Net loss	$(9,501,230)	$178,075	$8,937,137	$(13,094,771)
Earnings (loss) per share basic and diluted	(0.94)	0.02	0.88	(1.59)
Weighted average shares used to compute earnings (loss) per share basic and diluted	10,160,692	8,253,851	10,121,408	8,253,851

Social Reality, Inc.

CONDENSED CONSOLIDATED BALANCE SHEET

	December 31, 2018	December 31, 2017 As Restated
Assets
Current assets:
Cash and cash equivalents	$2,784,865	$1,017,299
Accounts receivable, net	1,828,940	4,348,305
Prepaid expenses	466,823	468,336
Other current assets	387,085	300,898
Total current assets	5,467,713	6,134,838
Property and equipment, net	192,065	154,546
Goodwill	15,644,957	15,644,957
Intangible assets, net	1,762,605	1,642,760
Other assets	51,153	28,598
Total assets	$23,118,493	$23,605,699

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued expenses	$3,574,926	$5,010,816
Warrant Liability	4,945,935	9,129,970
Derivative Liability	496,260	2,026,031
Total current liabilities	9,017,121	16,166,817
Secured convertible debentures, net	—	1,524,592
Total liabilities	9,017,121	17,691,409
Commitments and contingencies
Stockholders' equity:
Common stock to be issued	—	879,500
Common stock and additional paid in capital	32,879,720	32,556,731
Accumulated deficit	(18,778,348)	(27,521,941)
Total stockholders' equity	14,101,372	5,914,290
Total liabilities and stockholders' equity	$23,118,493	$23,605,699

Social Reality, Inc.

NON-GAAP TO GAAP RECONCILIATION

 (Unaudited)

	For the years ended
	December 31,
	2018	2017 As Restated
Net Income / (Loss)	$8,743,593	$(13,032,117)
Plus:
Equity based compensation	2,089,301	2,085,988
Accretion of beneficial conversion feature	3,085,822	925,748
Accretion of debenture discount and warrants	1,208,524	263,648
Adjusted net income (loss)	15,127,240	(9,756,733)
Interest (income) expense	3,056,541	3,864,876
Depreciation and amortization	767,821	528,622
Change in Fair Value of Warrant Liability	(8,953,933)	4,134,166
Restructuring Costs	—	377,961
Write-off of non-compete agreement	—	468,750
Gain on Sale	(22,108,028)	—
Gain (Loss) on settlement	3,240,126	—
Other income (loss)	8,204	—
Adjusted EBITDA	$(8,862,029)	$(382,358)